CONSENT OF SRK CONSULTING (U.S.), INC.

I, Neal Rigby, on behalf of SRK Consulting (U.S.), Inc., consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to SRK Consulting (U.S.), Inc.’s name and to the use of the technical report titled “NI 43-101 Preliminary Economic Assessment, Ambler Project, Kobuk, AK dated effective February 1, 2012 (the “Technical Report”).

I also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement (No. 333-185127) on Form S-3 and Registration Statement (No. 333-181020) on Form S-8, of references to SRK Consulting (U.S.), Inc.’s name and to the use of the Technical Report, which is included in the Annual Report on Form 10-K.

DATED: February 12, 2013

SRK CONSULTING (U.S.), INC.

/s/ Neal Rigby
Name: Neal Rigby
Title: Corporate Consultant, Mining